                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.   )(1)


                                                               [PROCESSING SEAL]





                              LendingTree, Inc.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                                  Common Stock
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                   52602Q105
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                               February 14, 2002
-------------------------------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

--------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.                                                      PAGE 2 OF   PAGES
                                                                         --


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

    The Union Labor Life Insurance Company
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a)
                                                                    (b)
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Baltimore, Maryland
    United States of America
--------------------------------------------------------------------------------
NUMBER OF     5   SOLE VOTING POWER
 SHARES                                           1,455
 BENEFI-    --------------------------------------------------------------------
 CIALLY       6   SHARED VOTING POWER
OWNED BY                                          0
  EACH      --------------------------------------------------------------------
REPORTING     7   SOLE DISPOSITIVE POWER
 PERSON                                           1,455
  WITH:     --------------------------------------------------------------------
              8   SHARED DISPOSITIVE POWER
                                                  0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,455
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    .000045
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IC
--------------------------------------------------------------------------------

ITEM 1. (a) Name of issuer: LendingTree, Inc.

        (b) Address of issuer's principal executive offices:
            11115 Rushmore Drive
            Charlotte, NC 28277


ITEM 2. (a) Name of persons filing: The Union Labor Life Insurance Company

        (b) Address of principal business office or, if none, residence:
            111 Massachusetts Avenue, NW
            Washington, DC 20001




        (c) Citizenship:
            Baltimore, Maryland
            United States of America


        (d) Title of class of securities: Common Stock

        (e) CUSIP No.: 52602Q105


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR SECTIONS 240.13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A: IC

        If this statement is filed pursuant to Rule 13d-1(c), check this box.

ITEM 4. OWNERSHIP

       (a)   Amount beneficially owned: 1,455
       (b)   Percent of class: .000045

       (c)   Number of shares as to which such person has: 1,455

       (i)   Sole power to vote or to direct the vote: 0

       (ii)  Shared power to vote or to direct the vote: 1,455

       (iii) Sole power to dispose or to direct the disposition of: 0

          (iv) Shared power to dispose or to direct the disposition of:


ITEM 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION

          Not applicable.

The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                        SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2003                   /s/ Joseph R. Linehan
                                           ____________________________________
                                                 Joseph R. Linehan
                                                Vice President, Private Capital